EXHIBIT 10.15

LICENSE AGREEMENT

BETWEEN Cellular Spyware, Inc. and PHONEGUARD, INC.

Licensor Cellular Spyware, Inc.

Licensee Phone Guard, Inc. (a wholly owned subsidiary of Options Media Group Holdings, Inc.)

Licensor acknowledges that the licenses granted pursuant to this Agreement were purchased by the Licensee from the Licensor pursuant to that certain Asset Purchase Agreement dated April 16, 2010.  As additional consideration, the Licensee paid One Hundred Ten Thousand Dollars ($110,000) to Licensor for the exclusive perpetual irrevocable license for North America, Central America, and South America, of its anti-texting software (drive safe).

PHONEGUARD, INC.		CELLULAR SPYWARE, INC.

By:	/s/ Scott Frohman 8-27-10	By:	/s/ Anthony Sasso 8-27-10
Name:	Scott Frohman	Name:	Anthony Sasso
Title:	Chief Executive Officer	Title:	President